UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 23, 2011

Jo-Ann Stores, Inc.
(Exact Name of Registrant as Specified in Charter)

Ohio	001-06695	34-0720629

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

5555 Darrow Rd., Hudson, Ohio	44236

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (330) 656-2600
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.
In connection with proposed financing transactions, Jo-Ann Stores, Inc. (the “Company”) will be providing certain information to potential lenders and is therefore including such information in this Current Report on Form 8-K pursuant to Regulation FD.
The financial and other estimates as of and for the year ended January 29, 2011 set forth below have been prepared by, and are the responsibility of, management. The estimates are preliminary and remain subject to completion of management’s year-end closing process. Actual financial results for the quarter and year may differ from these estimates. The following estimates are as of the date hereof and the Company does not undertake any obligation to update or revise any of the information provided to potential lenders, whether as a result of new information, future events or otherwise.
The Company’s independent registered public accounting firm, Ernst & Young LLP, has not fully audited the accompanying preliminary financial data. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto.
Preliminary Financial Results for the Periods Ended January 29, 2011
Sales
On February 3, 2011, the Company announced that net sales for the fourth quarter ended January 29, 2011 increased 3.6% to $624.1 million compared to $602.2 million for the same period last year. Same-store sales increased 2.0% versus a same-store sales increase of 4.4% for the fourth quarter last year. Customer transactions increased 1.1% and average ticket increased 0.9%. Severe winter weather negatively impacted fourth quarter same-store sales by approximately 0.8%.
Large-format store net sales for the quarter increased 1.8% to $330.6 million compared to the same period last year. Same-store sales for large-format stores increased 0.7% compared with an increase of 3.1% in the fourth quarter last year. Small-format store net sales increased 4.6% to $277.6 million compared to the same period last year. Same-store sales for small-format stores increased 3.8% compared with an increase of 6.1% in the fourth quarter last year. Internet sales through Joann.com increased 29.3% to $15.9 million compared to the same period last year.
Sewing same-store sales increased 1.8% for the quarter. The Company continued to experience positive trends in the majority of its fabric and sewing notions product categories. Non-sewing same-store sales increased 2.5% for the quarter due to growth in both craft and seasonal products.
Net sales for the fiscal year ended January 29, 2011 increased 4.4% to $2.079 billion versus $1.991 billion in the prior year. Same-store sales increased 3.5% for the fiscal year compared with a 3.1% increase last year. Sewing same-store sales increased 3.7% and represented 52% of the Company’s fiscal 2011 sales volume. Non-sewing same-store sales increased 3.5% and represented 48% of the Company’s fiscal 2011 sales volume.
Gross Margin
Based on preliminary data, the Company expects gross margin for the fourth quarter of fiscal 2011 to improve by approximately 50 basis points to approximately 48.1% compared to 47.6% in the fourth quarter of fiscal 2010. For fiscal year 2011, the Company expects gross margin to improve by approximately 110 basis points to approximately 50.1% compared to 49.0% in fiscal year 2010.
Net Income
Based on preliminary data, the Company expects net income for the fourth quarter of fiscal 2011 to be in the range of $39.7 million to $40.4 million compared to $37.1 million in the fourth quarter of fiscal 2010. Net income for fiscal year 2011 is expected to be in the range of $92.4 million to $93.1 million compared to $66.6 million in fiscal year 2010.
Adjusted EBITDA
Based on preliminary data, the Company expects Adjusted EBITDA for the fourth quarter of fiscal 2011 to be in the range of $85.2 million to $86.2 million compared to $81.7 million in the fourth quarter of fiscal 2010. Adjusted EBITDA for fiscal year 2011 is expected to be in the range of $227.7 million to $228.7 million compared to $185.7 million in fiscal year 2010.

Store Openings, Closings and Remodels
During the fourth quarter of fiscal 2011, the Company opened five small-format stores and one large-format store, and closed 11 small-format stores. During fiscal year 2011, the Company opened 30 stores including six large-format and 24 small-format stores, and closed 25 small-format stores. For fiscal 2012, the Company continues to expect to open approximately 55 to 60 new stores and close approximately 30 to 40 stores, as previously communicated.
During the fourth quarter of fiscal 2011, the Company remodeled three stores. During fiscal 2011, the Company remodeled 42 stores, of which one was transitioned from a small-format to a large-format layout. For fiscal 2012, the Company continues to expect to remodel approximately 60 stores during the year, as previously communicated.
For fiscal 2011, capital expenditures, net of landlord reimbursement, were $49.8 million. For fiscal 2012, capital expenditures, net of landlord reimbursement, are expected to be in the range of $70 million to $75 million.

Selected Financial Information (Unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 29,	January 30,	January 29,	January 30,
(Dollars in millions)	2011	2010	2011	2010
Sales:
Net sales	$624.1	$602.2	$2,079.0	$1,990.7
Large format	330.6	324.6	1,110.1	1,075.5
Small format	277.6	265.3	924.4	877.3
Joann.com	15.9	12.3	44.5	37.9

Financial Position:
Cash and cash equivalents			$214.8	$217.1
Inventories			436.0	416.8
Deferred income taxes			19.7	22.3
Prepaid expenses and other current assets			34.3	29.9

Total current assets			$704.8	$686.1

Accounts payable			$164.8	$151.1
Accrued expenses			107.7	113.2
Accrued interest			0.1	1.6
Accrued income taxes			13.4	13.8
Senior subordinated notes — short term			—	47.5

Total current liabilities			$286.0	$327.2

Other Financial Information:
Rent expense			$145.7	$142.6
Capital expenditures			61.6	39.7
Capital expenditures, net of landlord reimbursement			49.8	29.2

Store Information:
Number of stores open at period end:
Small-format stores			516	518
Large-format stores			235	228

Total stores			751	746

Square footage at period end (000’s):
Small-format stores			7,721	7,619
Large-format stores			8,462	8,324

Total square footage			16,183	15,943

Average square footage per store:
Small-format stores			14,963	14,708

Large-format stores			36,009	36,509

The following table presents a reconciliation of net income to EBITDA and Adjusted EBITDA for each of the periods presented:
Non-GAAP Reconciliation (Unaudited)

	Thirteen Weeks Ended			Fifty-Two Weeks Ended
			January 30,			January 30,
	January 29, 2011		2010	January 29, 2011		2010
(Dollars in millions)	Low	High	Actual	Low	High	Actual
Net income	$39.7	$40.4	$37.1	$92.4	$93.1	$66.6
Income tax provision	23.2	23.5	22.4	57.9	58.2	42.5
Depreciation and amortization	14.2	14.2	14.3	57.4	57.4	56.3
Gain on purchase of senior subordinated notes	—	—	—	—	—	(1.3)
Interest expense, net	0.4	0.4	1.6	2.4	2.4	6.3

EBITDA	77.5	78.5	75.4	210.1	211.1	170.4

Stock-based compensation expense	2.1	2.1	2.5	8.7	8.7	9.0
Stock Value Bonus Plan expense	1.3	1.3	0.5	3.5	3.5	1.9
Loss on disposal and impairment of assets	1.1	1.1	3.3	2.2	2.2	4.4
Transaction-related expenses	3.2	3.2	—	3.2	3.2	—

Adjusted EBITDA	$85.2	$86.2	$81.7	$227.7	$228.7	$185.7

Non-GAAP Financial Information
In this release, Jo-Ann Stores discloses non-GAAP measures of EBITDA and Adjusted EBITDA. Jo-Ann Stores presents this non-GAAP information to provide investors with supplemental measures of the Company’s operating performance. EBITDA, as used in this filing, is defined as net income before interest expense, depreciation and amortization, income taxes, and gain on purchase of senior subordinated notes. Adjusted EBITDA differs from the term “EBITDA” as it is commonly used. Adjusted EBITDA, as used in this filing, is defined as net income before interest expense, depreciation and amortization, income taxes, and gain on purchase of senior subordinated notes, and excludes other items such as transaction-related expenses, non-cash stock-based compensation expense, and other unusual or non-recurring charges. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP), such as net income and earnings per share. In accordance with SEC regulations, reconciliation of the Jo-Ann Stores GAAP information to the pro forma information is provided in the table above.
Cautionary Statement Regarding Forward-Looking Statements
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company, its business and the proposed merger transaction (the “Merger”) among Needle Holdings Inc., Needle Merger Sub Corp. and the Company. These forward-looking statements can be identified by the use of terminology such as “subject to,” “believe,” “expects,” “plan,” “project,” “estimate,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy. Although all of these forward-looking statements are believed to be reasonable, they are inherently uncertain. Factors which may materially affect such forward-looking statements include, but are not limited to general economic conditions, risks in implementing new marketing initiatives, natural disasters and geo-political events, changes in customer demand, changes in trends in the fabric and craft industry, changes in the competitive pricing for products, the impact of competitors’ store openings and closings, our dependence on suppliers, seasonality, disruptions to the transportation system or increases in transportation costs, energy costs, our ability to recruit and retain highly qualified personnel, our ability to manage our inventory, our ability to effectively manage our distribution network, disruptions to our information systems, failure to maintain the security of our electronic and other confidential information, failure to comply with various laws and regulations, failure to successfully implement the store growth strategy, changes in accounting standards and effective tax rates, inadequacy of our insurance coverage, cash and cash equivalents held at financial institutions in excess of federally insured limits, volatility of our stock price, damage to our reputation, and other factors, and uncertainties associated with the proposed Merger, including uncertainties relating to the anticipated timing of filings and approvals relating to the transaction, the expected timing of completion of the transaction and the ability to complete the transaction. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s Securities and Exchange Commission (“SEC”) filings.
Readers are cautioned not to place undue reliance on forward-looking statements. The Company cannot guarantee future results, trends, events, levels of activity, performance or achievements. The Company does not undertake and specifically declines any obligation to update, republish or revise forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Consequently, such forward-looking statements should be regarded solely as the Company’s current plans, estimates and beliefs.
Additional Information and Where to Find It
In connection with the Merger, on February 17, 2011, the Company filed with the SEC and began mailing to its shareholders a definitive proxy statement regarding the Merger. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Company’s shareholders will be able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Jo-Ann Stores, Inc., Attn: Corporate Communications, 5555 Darrow Road, Hudson, Ohio 44236, telephone: (330) 463-6865, or from the investor relations section of the company’s website, http://www.joann.com.
Participants in Solicitation
The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the special meeting of shareholders that will be held to consider the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2010 Annual Meeting of Shareholders, which was filed with the SEC on April 26, 2010. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the Merger, which may be different than those of the Company’s shareholders generally, by reading the definitive proxy statement filed with the SEC on February 17, 2011 and other relevant documents regarding the Merger, when filed with the SEC.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jo-Ann Stores, Inc.

By:	/s/ David Goldston David Goldston
Senior Vice President, General Counsel and Secretary

Date: February 23, 2011